Ex. 28(h)(1)(v)

AMENDMENT

TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (the “Amendment”) dated June 1, 2017 is effective as of June 30, 2017 by and among FAIRHOLME CAPITAL MANAGEMENT, L.L.C. (the “Advisor”), FAIRHOLME FUNDS, INC. (the “Fund”) and BNY MELLON INVESTMENT SERVICING (US) INC. (“BNY Mellon”).

BACKGROUND:

A.

The Advisor, which is a party with respect only to Section 9 of the Agreement (as defined below), the Fund and BNY Mellon entered into the Administration and Accounting Services Agreement dated as of January 14, 2009, as amended (the “Agreement”), relating to BNY Mellon’s provision of certain administration and accounting services to the Fund’s investment portfolios listed on Exhibit A to the Agreement (each, a “Portfolio”).

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.        The parties hereby agree and acknowledge that as of June 30, 2017 (“Date of Assignment”), the Agreement, and any and all service schedules, fee schedules or other documentation related thereto, shall be novated in their entirety so that BNY Mellon Investment Servicing (US) Inc. is replaced as a party thereunder with The Bank of New York Mellon. As of the Date of Assignment, for all intents and purposes, The Bank of New York Mellon shall be party to the Agreement and any and all service schedules, fee schedules or other documentation and all rights, responsibilities and obligations of BNY Mellon Investment Servicing (US) Inc. thereunder shall be those of The Bank of New York Mellon. The Bank of New York Mellon hereby agrees that it shall accept and assume all of BNY Mellon Investment Servicing (US) Inc.’s rights, responsibilities and obligations under the Agreement, and the Fund and Adviser hereby agree that all of their rights, responsibilities and obligations under the Agreement as of the Date of Assignment shall flow to The Bank of New York Mellon. Without limiting the generality of the foregoing, The Bank of New York Mellon agrees to perform and satisfy its obligations, duties and liabilities under the Agreement and to be bound by all the terms and conditions of the Agreement in every way as if it were named in the Agreement as a party in the place of BNY Mellon Investment Servicing (US) Inc., and that the Fund and Advisor shall have the right to enforce the Agreement and pursue all claims and demands, future or existing, arising out of or in respect of the Agreement whether arising prior to, or subsequent to the Date of Assignment with The Bank of New York Mellon.

2.	Miscellaneous.

(a)	Except as explicitly amended by this Amendment, the terms and provisions of the Agreement are ratified, declared and remain in full force and effect.

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized representatives designated below as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Wayne D. Weaver
Name:	Wayne D. Weaver
Title:	Managing Director

THE BANK OF NEW YORK MELLON

By:	/s/ Wayne D. Weaver
Name:	Wayne D. Weaver
Title:	Managing Director

FAIRHOLME FUNDS, INC.

By:	/s/ Wayne Kellner
Name:	Wayne Kellner
Title:	Treasurer

FAIRHOLME CAPITAL MANAGEMENT, L.L.C.
(with respect to Section 9 of the Agreement only)

By:	/s/ Paul R. Thomson
Name:	Paul R. Thomson
Title:	Chief Compliance Officer